Exhibit 10.6

FIRST AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Amendment") is entered into as of the 17th day of April, 2018 (the “Effective Date”), by and between Wynn Resorts, Limited (“Employer”) and Kim Sinatra (“Employee”). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee have entered into that certain Amended and Restated Employment Agreement, effective as of November 4, 2016 (the "Agreement"); and
WHEREAS, Employer is willing and Employee desires to modify certain terms and conditions to the Agreement as more fully set forth herein;
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, the parties hereto agree as follows:
1.Amendments.
a.    Employer and Employee hereby agree to amend Section 1(d) of the Agreement in its entirety to read as follows:

(d)    “Change of Control” means the occurrence, after the Effective Date, of any of the following events:

(i)    any "Person" or "Group" (as such terms are defined in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder) is or becomes the "Beneficial Owner" (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Wynn Resorts, Limited (“WRL”), or of any entity resulting from a merger or consolidation involving WRL, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of WRL or such entity;

(ii)    the individuals who, as of the Effective Date, are members of WRL’s Board of Directors (the "Existing Directors") cease, for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of WRL as determined in the manner prescribed in WRL’s Articles of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by WRL's stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such new director shall be considered

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an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(iii)    the consummation of (x) a merger, consolidation or reorganization to which WRL is a party, whether or not WRL is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of Employer or WRL, in one transaction or a series of related transactions, to any Person other than WRL or an Affiliate, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (singly or collectively, a "Transaction") does not otherwise result in a "Change in Control" pursuant to subparagraph (i) of this definition of "Change in Control"; provided, however, that no such Transaction shall constitute a "Change in Control" under this subparagraph (iii) if the Persons who were the members or stockholders of Employer or WRL immediately before the consummation of such Transaction are the Beneficial Owners, immediately following the consummation of such Transaction, of fifty percent (50%) or more of the combined voting power of the then outstanding membership interests or voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (iii) or the Person to whom the assets of Employer or WRL are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph (iii), in substantially the same proportions in which such Beneficial Owners held membership interests or voting stock in Employer or WRL immediately before such Transaction.

b.    Employer and Employee hereby agree to amend Section 1(k) of the Agreement in its entirety to read as follows

(k)    “Separation Payment” means a lump sum equal to (A) Employee’s Base Salary for the remainder of the Term (but not less than 12 months) (as defined in Subparagraph 7(a) of this Agreement), plus (B) the bonus that was paid to Employee under Subparagraph 7(b) for the preceding bonus period, projected over the remainder of the Term (but not less than the preceding bonus that was paid), plus (C) any accrued but unpaid vacation pay.

c.    Employer and Employee hereby agree to amend Section 6(b)(ii) of the Agreement in its entirety to read as follows:

(ii)    In addition to the provisions set forth in Section 6(b)(i) above, in the event of a termination of this Agreement pursuant to Section 6(a)(v) or 6(a)

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(vi), prior to the final vesting date, a pro-rated portion of the stock award granted to Employee pursuant to Section 7(d) below equal to the number of full calendar months elapsed between the grant date and the date of such termination of employment divided by the number of full calendar months between the grant date and the final vesting date shall vest, less those shares that have already vested or have been forfeited, and become payable within 30 days following such termination of employment.

d.    Employer and Employee hereby agree to amend Section 6(b)(iii) of the Agreement in its entirety to read as follows:

(iii)    In addition to the provisions set forth in Section 6(b)(i) above, in the event of a termination of this Agreement pursuant to Section 6(a)(vii), any unvested shares of restricted stock of Wynn Resorts, Limited granted to Employee pursuant to Section 7(d) below shall immediately vest upon the termination date.

e.    Employer and Employee hereby agree to amend Section 7(d) of the Agreement in its entirety to read as follows:

(d)    Equity Grant. Employee was granted 100,000 shares of restricted stock of Wynn Resorts, Limited common stock pursuant to the Wynn Resorts, Limited 2014 Omnibus Incentive Plan. Employee and Employer entered into a separate restricted stock agreement, dated February 28, 2017, and amended on April 17, 2018, incorporating the terms and conditions of the grant, including the grant date, vesting schedule, and termination provisions.

f.    Employer and Employee hereby agree that Exhibit 1 to the Agreement is hereby removed in its entirety.

2.Other Provisions of Agreement. The parties acknowledge that the Agreement is being modified only as stated herein, and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and effective as of the date first written above.

WYNN RESORTS, LIMITED    EMPLOYEE

/s/ Matt Maddox______________ /s/ Kim Sinatra______________
Matt Maddox, Chief Executive Officer    Kim Sinatra

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